Exhibit 8.2

November 3, 2017

Community First, Inc.

501 S. James M. Campbell Boulevard

Columbia, Tennessee 38401

Ladies and Gentlemen:

We have acted as counsel to Community First, Inc., a Tennessee corporation (“CFI”), in connection with the proposed merger (the “First Step Merger”) of Pioneer Merger Sub, Inc., a Tennessee corporation (“Merger Sub”) and direct, wholly-owned subsidiary of Commerce Union Bancshares, Inc., a Tennessee corporation (“Commerce Union”), with and into CFI, with CFI surviving, followed by the proposed merger (the “Second Step Merger” and collectively with the First Step Merger, the “Mergers”) of CFI with and into Commerce Union, with Commerce Union surviving, pursuant to that certain Agreement and Plan of Merger, dated as of August 22, 2017, by and among CFI, Merger Sub, Commerce Union, Reliant Bank, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of Commerce Union (“Reliant”), and Community First Bank & Trust, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of CFI (“Bank”) (such agreement, the “Merger Agreement”). This opinion is being furnished to you in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement on Form S-4 filed by Commerce Union with the Securities and Exchange Commission (the “Registration Statement”) on October 17, 2017, as amended, the joint proxy statement/ prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger Agreement and the ancillary agreements thereto as described in the Registration Statement represent the entire understanding of Commerce Union, Merger Sub, Reliant, CFI and Bank with respect to the Mergers, (iii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iv) the factual statements and representations made by Commerce Union and CFI in their respective officer’s certificates delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “to the best knowledge of” any person (or similarly qualified) are true, complete and correct without such qualification, and (vi) Commerce Union and CFI and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Commerce Union, Inc.

November 3, 2017

Based upon and subject to the foregoing, we are of the opinion that under currently applicable United States federal income tax law, (i) the Mergers together will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “Material United States Federal Income Tax Consequences”, insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Mergers in all material respects.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, our opinion may change. Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Mergers under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bass Berry & Sims PLC

Bass, Berry & Sims PLC